Exhibit 99.1

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EDITED TRANSCRIPT

DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

EVENT DATE/TIME: MAY 07, 2013 / 02:00PM GMT

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

CORPORATE PARTICIPANTS

Steve Jumper Dawson Geophysical Company - President and CEO

Christina Hagan Dawson Geophysical Company - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Collin Gerry Raymond James & Assocs. - Analyst

Rudy Hokanson Barrington Research - Analyst

Georg Venturatos Johnson Rice & Co. - Analyst

Veny Aleksandrov FIG Partners - Analyst

PRESENTATION

Operator

Good morning and welcome to the Dawson Geophysical second-quarter 2013 results investor conference call. All participants will be in listen-only mode. (Operator Instructions). After today’s presentation there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Steve Jumper, President and CEO. Please go ahead.

Steve Jumper - Dawson Geophysical Company - President and CEO

Thank you, Laura. Good morning and welcome to Dawson Geophysical Company’s fiscal second-quarter earnings and operations conference call. As Laura said, my name is Steve Jumper, President and CEO of the Company.

Joining me on the call today are Christina Hagan, Executive Vice President and Chief Financial Officer, and Ray Tobias, Executive Vice President and Chief Operating Officer.

As in the past, today’s call will be presented in three segments. Following opening remarks, Chris will discuss our financial results; I will then return for a very brief operations update and then open the call for questions. The call is scheduled for 30 minutes and as in the past, we will not provide any guidance.

At this point I will turn control of the call over to Chris Hagan, our CFO.

Christina Hagan - Dawson Geophysical Company - EVP and CFO

Thank you, Steve. First, let me share our Safe Harbor Provisions. In accordance with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call which are forward-looking and which provide other than historical information involve risk and uncertainties that may materially affect the Company’s actual results of operations.

These risks include but are not limited to the volatility of oil and natural gas prices; dependence upon energy industry spending; disruptions in the global economy; industry competition; delays, reductions or cancellations in service contracts; high fixed cost of operations; external factors affecting our crews such as weather interruptions and inability to obtain land access or rights of way; whether we enter into turnkey or term contracts; crew productivity; limited number of customers; credit risks related to our customers; and the availability of capital resources and operational disruptions.

A discussion of these and other factors including risks and uncertainties is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2012. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

During this conference call, we will make references to EBITDA which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found on our current earnings release, a copy of which is located on our website, www.dawson3d.com.

Our financial results for the second quarter of fiscal 2013, which ended March 31, 2013, were as follows. Revenues were $83.350 million compared to $85.546 million for the same quarter in fiscal 2012. The Company reported net income for the second quarter of fiscal 2013 of $6.279 million compared to $5.589 million for the same quarter of fiscal 2012.

Basic earnings per share for the second quarter of fiscal 2013 were $0.78 compared to $0.71 per share in the same quarter of fiscal 2012. Revenues for the six-month period ended March 31, 2013 were $159.979 million compared to $177.928 for the same period in fiscal 2012.

The Company reported net income for the first six months of 2013 of $9.207 million compared to $8.820 million in the same period of 2012. Basic earnings per share for the first six months of fiscal 2013 were $1.15 compared to $1.11 per share in the same period of fiscal 2012.

EBITDA for the first six months of fiscal 2013 were $34.652 million compared to $28.548 million in the same period of fiscal 2012. Included in the six-month 2012 results is $0.18 per share one-time tax benefit recognized in the December 31, 2012 quarter related to a merger agreement terminated in calendar 2011. Excluding the impact of the one-time tax benefit, both net income and earnings per share increased 24%.

Revenues as third-party reimbursable charges increased 14% in the second fiscal quarter of 2013 compared to the second fiscal quarter of 2012. These third-party charges are related to the Company’s use of helicopter support services, specialized survey technologies and dynamite energy sources in areas with limited access. The Company is reimbursed for these expenses by its clients.

Capital expenditures in the second fiscal quarter of 2013 included replacement of an I/O RSR recording system on an existing crew with a purchase of a 12,000 Geospace GSX cableless recording system in the first fiscal quarter of fiscal 2013 and deployment of a small channel count crew utilizing the Wireless Seismic RT 2000 recording system.

Capital expenditures of $43.719 million have been made thus far in fiscal 2013. The Company expects to maintain its previously announced capital budget of approximately $50 million for fiscal 2013 to include the purchase of additional cableless recording equipment and energy source units, as well as maintenance and operational capital requirements related to our Canadian operations.

Steve, you had better take it.

Steve Jumper - Dawson Geophysical Company - President and CEO

Thank you, Chris. I will just real quickly recap our fiscal second-quarter highlights, our best quarter in many aspects since fiscal 2009, as Chris mentioned.

In the second quarter EBITDA for the quarter ended March 31 increased to $20 million compared to $17.5 million for the same period of fiscal 2012, an increase of 16%, and increased from $14.3 million in the first fiscal quarter of 2013 ended December 31.

Net income for the quarter ended March 31, 2013 increased to $6.2 million or $0.78 per share attributable to common stock compared to $5.58 million or $0.71 per share attributable to common stock for the quarter ended March 31, 2012 and $2.9 million or $0.36 per share attributable to common stock in the quarter ended December 31, 2012.

We reported revenues for the quarter ended March 31, 2013 of $83.3 million as compared to $85.5 million in the second fiscal quarter of 2012. However, revenues net of third-party reimbursable charges increased 14% in the second fiscal quarter of 2013 compared to the second fiscal quarter of 2012. We are reporting approximately $67 million of working capital at March 31, 2013.

We continue to maintain a balanced portfolio of projects namely in the Eagle Ford Shale of South Texas, Bakken Shale of North Dakota, Marcellus Shale of Pennsylvania and the Mississippi Lime region of Kansas and Oklahoma. We have projects in the Texas Panhandle and the Permian Basin including Cline Shale, Avalon Shale, Bone Spring and Wolf Camp areas and we have recently been awarded a project in the state of Mississippi.

In the first quarter of 2013, we deployed a small channel count crew utilizing the Wireless Seismic RT 2000 recording system and I would just make a note that the replacement of the I/O RSR recording system with 12,000 Geospace GSX cableless recording system occurred in actually the first quarter of 2013. A small crew was put into service in the second quarter.

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

We have secured contracts to perform surface micro-seismic surveys in West Texas and East Texas and have completed one in April and are active on one right now. We completed two such projects in 2012, which prompted us to hire a manager of our micro-seismic operations and we successfully completed our first Canadian project. The second-quarter and six-month results reflect steady activity in the US seismic data acquisition market. Net income, EBITDA and revenue net of third-party charges all exceeded year-ago levels.

Utilization rates increased, efficiencies improved, and demand for our services in the lower 48 remained steady during the second quarter. As mentioned, EBITDA for the second fiscal quarter of 2013 increased to $20.314 million, an increase of 16% from the second quarter of fiscal 2012, and net income grew to $6.3 million, up from $5.6 million in the same period a year ago, an increase of 12%.

Visible growth opportunities remain particularly strong in the Permian Basin, Mississippi Lime of Oklahoma and Kansas, the Bakken Shale and the Eagle Ford. Our order book supports commitments for 14 crews into the fall of 2013 and requests for proposals are steady.

In Canada, we successfully completed our first multi-component 3-D project. The crew, the Canadian crew operating as Dawson Seismic Services, worked approximately 25 days during the 2012-2013 winter season. We secured the necessary industry safety audits and performed at a high level of efficiency. While we are pleased to have successfully entered the Canadian market, the winter season was not as robust as originally anticipated. Financial results for the Canadian operation had a slight negative impact on our overall second-quarter and six-month fiscal 2013 results.

Dawson Seismic Services, our Canadian subsidiary, anticipates operating one or two crews in the winter of 2013-2014.

As mentioned in our press release, while our order book is sufficient to maintain operations for 14 crews into the fall of 2013, we anticipate reducing the number of large channel count crews to 13 during the third or fourth fiscal quarter by taking out a service in I/O RSR radio-based crew. This action will have a short-term effect on utilization rates during the third or fourth fiscal quarters as crews are redeployed and the RSR is taken out of service.

In addition, we anticipate utilization rates to be impacted on several crews early in the third quarter due to early completions and project readiness issues. We do, however, believe that we will be able to improve long-term utilization rates and meet client demand with 13 large channel count crews. Activity levels for the smaller channel count crew is expected to increase keeping our overall crew count at 14.

During the second fiscal quarter of 2013, we were awarded the data acquisition phase on two surface recorded micro-seismic hydraulic fracture monitoring projects in West and East Texas utilizing the Geospace GSX recording system. We have completed one, as I mentioned earlier, and are active on the second, and we completed two like projects in 2012.

Revenues net of third-party charges increased 14% fueled by improved efficiencies, higher utilization rates and favorable contract terms for projects during the quarter, including several early completion and performance incentives. As Chris mentioned, our CapEx budget for fiscal 2013 at this point remains unchanged at $50 million. Our balance sheet remains strong with approximately $67 million in working capital, approximately $18 million in cash and cash equivalents, approximately $13 million in short-term investments and roughly $18 million of debt.

In closing, improved efficiencies, processes and gains in productivity combined with favorable contract terms are driving higher returns. Our Company’s balance sheet remains strong. In summary, I am confident that our commitment to our employees, our clients and our shareholders will bring new opportunities for expansion and growth.

With that, Laura, we are ready to open the call up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Collin Gerry, Raymond James.

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

Collin Gerry - Raymond James & Assocs. - Analyst

Good morning and congratulations on an excellent quarter.

Steve Jumper - Dawson Geophysical Company - President and CEO

Thanks, Collin. You may need to speak up a little bit. I can barely hear you.

Collin Gerry - Raymond James & Assocs. - Analyst

Let me try to fix that. So my question is — you went through this in your prepared remarks. Can you help me understand the dynamic a little bit more of taking down a larger crew but it seems that the demand for the smaller crews is coming back up. What is the driver there, are the shoots smaller? Are you getting — is the equipment that much more efficient? And do you see that switch continuing to progress through your fleet?

Steve Jumper - Dawson Geophysical Company - President and CEO

Collin, we have made reference in the past, even going back to as far back as 2008, that there are two ways to measure, I guess, or put a metric on a seismic company. One is crew count, the other is channel count. We have always said that crew count could come down over time and it did. We operated 16 crews in 2008; now we are operating 14. Yet our channel count is up from roughly low 100,000s, up to about 180,000.

And we have obviously had some equipment changes. We made some changes into the ARAM system in 2004, 2005, 2006 timeframe on the cable side. Starting in 2010, 2011 we started transitioning into the Geospace GSR cableless equipment and we have been steadily replacing both ARAM and RSR equipment with that Geospace equipment and moving like equipment off of ARAM and RSR crews to build channel count on existing platforms. And so we have always talked about channel count — I mean crew count could move from 13 to 15 even down to 12 and crews may be split and so I don’t know that I would read a whole lot into a reduction in large channel count crew 14 to 13 other than to say this.

It continues to be difficult in the US to maintain project readiness. We have spoken in the past about having midsized projects and as soon as we get an order book that is filled with midsized projects, we seem to move through them pretty quickly as what we call fillers and those projects kind of come and go. In these resource plays, you are getting more and more — unconventional I should say — getting more and more of these projects that are getting larger in size. Couple that with the fact that we’ve gained so much efficiency in both our cable systems and the cableless systems and we are operating at such a high level of productivity that project readiness for large crews continues to be an issue.

And so we believe that the RSR crews — while the data from those crews are certainly equivalent to any other platform we operate, it is a system that I don’t want to say is limited in where you can operate it but it is certainly not as versatile and flexible as the cableless systems.

So you couple that with the fact that we are getting these gains in efficiencies and it looks like long-term we can take this maybe less productive more cost — higher cost operating RSR crew out of service, expand the channel count once again on the existing.

It is legacy equipment. We have had it a long time so we can move some of that equipment around to RSR — to the other RSR crew, increase its channel count and we think improve utilization rates for the 13 big ones.

Now we are seeing very small 2-D and 3-D projects that are starting to come back to life a little bit and we think the wireless seismic crew sees some data real-time. It is a perfect niche to work in that environment for us. It can do some micro-seismic type surface recording and so it’s got a lot of flexibility. We believe we are going to see continued demand for that crew.

Now we are still going to have RSR and the ARAM equipment available should the market dictate and should we need to expand to split and go back to two mid-sized RSR crews, we will have that capability. But for right now, we believe that to meet client demand, improve the utilization rates and project readiness issues and continue to improve margin, we think going to 13 large and one small is the best option for now and that could change with one or two contracts so that is where we are today.

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

Collin Gerry - Raymond James & Assocs. - Analyst

So it sounds like just using the flexibility that you have in the system now. I noticed in the press release and your prepared remarks that we are talking more about micro-seismic. What is the long-term business opportunity for you guys there? Do you see it being as profitable and are you able to deliver the same sort of kind of market leadership in that space or is this something that is going to remain relatively small for the Company?

Steve Jumper - Dawson Geophysical Company - President and CEO

I think for now it is going to remain relatively small. There’s several ways that people are doing micro seismic work. There is surface recording from hydraulic fracture activities and then there is borehole to borehole recording where the company is getting an adjacent borehole and analyze the fracs from the borehole level. We are not going to be in the borehole level and we are not going to be in the processing and/or the analytical end of the micro seismic business.

We are really good at understanding recording systems and we are really good at permitting and surveying surface locations. We are really good at getting sensors on the ground and operating. It is very similar to what we do day-to-day and many times we are in areas particularly when you are utilizing something like the wireless seismic or the GSR, GSX equipment that you can have a continuous recording capability and you can work for long periods of time without having to do resets and all those kinds of things. And a lot of times these occur while we are active on a 3-D anyway.

So it feels like just a natural step for us and it’s something that we have been loosely involved with for about a year now and we are seeing increased activity both from the surface side and the borehole side and we are isolated in one small part of that business segment.

I think there is a lot that our industry has to understand much like we did with multi-component work. There is not enough information out there to really have a firm feel as to where this technology is going but we think it is just a real natural fit for us and something that we will have to wait and see how it builds and grows.

Collin Gerry - Raymond James & Assocs. - Analyst

Last one for me. As we talk about slowing down the CapEx as you maybe move into 2014, you are going to be in a position where you’ve got that good problem to have where you are building a lot of cash especially if you can keep putting up results even close to this. And if we just think about that over a two-, four-, six-quarter timeframe, how does Dawson and the Board and senior management think about ways to deploy that cash?

I mean obviously organic growth is the first opportunity but is there any sort of buy back or dividend or any sort of cash return to shareholders on the minds of you guys at this point?

Steve Jumper - Dawson Geophysical Company - President and CEO

That is an excellent question, Collin. Obviously day to day there are a lot of things that are on our minds and if you look back coming out of the disastrous time period of 2009, 2010, we had a very strong cash position on our balance sheet and in that timeframe, we recognized that were changes coming in this industry that the cableless equipment was going to gain traction, and ahead of really market conditions and the cash flow or EBITDA, we had a very aggressive capital spend.

We spent some money on vibrators and energy sources and put 73,000 channels of Geospace equipment to work, probably spent $150 million. We are starting to see those investments make a return now and so we felt like it was ahead of its time so to speak. We felt like that we put that cash to work for the best interest of our clients, our Company and our shareholders all three.

Obviously we are going to have to take a hard look at where this technology moves. We anticipate a reduced capital spend in 2014. That could change obviously with a change in market conditions. That could change with Canadian growth. That could change with micro-seismic growth. That could change with opportunities that could arise either organically or otherwise.

So we are going to continue to look at all of those options. We are a capital intensive, cyclical business and the balance sheet is obviously something that we want to protect but we also want to deploy capital wisely.

And so I think there’s always things that are under consideration, Collin, and I would hesitate to comment any further than that at this point.

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

Collin Gerry - Raymond James & Assocs. - Analyst

Sounds good. Congrats, again. I will turn it back.

Steve Jumper - Dawson Geophysical Company - President and CEO

Thanks, Collin.

Operator

Rudy Hokanson, Barrington Research.

Rudy Hokanson - Barrington Research - Analyst

Thank you. If I could pursue the question on the micro-seismic, the surface micro-seismic. Steve, could you please maybe elaborate a little bit about what you think Dawson brings to that game that would attract customers that would want to come to Dawson other than your general reputation for being a solid executor of seismic. But is there something — I just sense with the way that it was highlighted in the press release and a little bit of the discussion that you must feel that you have something unique especially if you are hiring somebody to go out and market it rather than that you are just going to enter the field as they a commodity micro-seismic provider?

Steve Jumper - Dawson Geophysical Company - President and CEO

Rudy, in our history we have attempted to avoid being a commodity player at any level and so there are issues that come to play in all lines of our business that go beyond just the cost point.

So I think surface micro-seismic recording is something that, we provide similar services to many of the same ENT customers so it is a natural step for us to move into it. I don’t want to get too far ahead of ourselves with the micro-seismic business line. We do have a lot of the resources available in house from a surface permitting, — as I mentioned earlier, surveying, actually making sure we are in the right locations and we have a real strong understanding of field operations.

We don’t have any intention to get into borehole work or getting into analytics or processing where there would be a tremendous investment in terms of R&D or capital investment. So this is a low capital requirement for us and we think we can offer these services to a wide variety of people.

There are people who do analytics and we think we can offer those services to them. We do have flexibility in equipment banks. We have what we believe are two platforms that can record micro-seismic type recordings on a continuous basis both the GSR, GSX platform and the micro-seismic platform.

We think there will be more of it looked at and tried in the lower 48 in various basins and there’s a lot of horizontal wells that are going to be drilled over time and we think that there is going to be room for a lot of people in that line of business and so we are going to move into it slowly. We hired a manager to help us understand. It is a gentleman with extensive experience in surface monitoring of hydraulic fracturing activities and he has worked all over the US in different basins. He understands and will help us understand the best way to design and implement how to really to go one step beyond just being able to do it but to do it efficiently and understand what you do in one basin from a technical standpoint may not be the same as another basin.

It is a step that I think our industry is going to continue to make, Rudy. We have talked about this in the past and that is being able to do more with seismic information other than just where not to drill. I think it is just another piece if you look at micro-seismic, if you look at multi-component recording, if you look at the potential of 40 time lapse monitoring, you look at all of those different business lines and you look at high-density high resolution surveys, I think eventually more and more of those tools become integrated with not just Geoscience guys but with the engineering departments where our industry is just going to have to help people understand more about what is going on in that reservoir. We think that is a good place for us to take a step in that direction.

Rudy Hokanson - Barrington Research - Analyst

Okay. Thank you very much.

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical Company - President and CEO

Thank you, Rudy.

Operator

Georg Venturatos, Johnson Rice.

Georg Venturatos - Johnson Rice & Co. - Analyst

Good morning, guys. Wanted to talk about the Canadian operations. Obviously we got our first crew working this year, wasn’t exactly the winter we were looking for. I know in the release you mentioned it was a slight negative impact. Can you maybe talk about what you learned this past winter season that you are going to take into next season and obviously hopefully we get maybe up to two crews next year but just leveraging those learnings to obviously be profitable next year?

Steve Jumper - Dawson Geophysical Company - President and CEO

I don’t know if we learned this, but I think we knew going into the Canadian market that being what in essence is a new entry was going to be difficult, and we had high hopes. But we knew being new to the market, we have a well recognized brand name but we had not been outside the borders in the lower 48 so we knew that was going to be difficult.

We didn’t anticipate the overall market conditions to not be as robust as they were maybe the 2011-2012 winter season. I saw a presentation at an industry conference about two weeks ago where there were 40 to 45 crews working in the Canadian market in 2011-2012 winter season. There were probably 30 to 35 working this year.

So coupled with our new entry into the market, there appeared to be some softness and I think the people that didn’t get hit by the softness as much as we did. There were companies that had been there for awhile and had secured contracts much earlier than we got up and running.

We probably got a little bit of a late start getting our management team in place. I think what we learned is we have a great management team and we learned that we can operate in that environment and we did so successfully. Our crew, while it was out for a short period of time operated at a very high level of efficiency, very high level of professionalism.

There were some industry required safety audit programs that you had to go through. We successfully got through those. It had a slight negative impact. We anticipate that the 2013-2014 season will be better.

We are having much earlier contact, and a lot of people said when you get some experience and you get some things behind you, we would certainly like to have a conversation with you, so we are having more conversations.

It has never been our intention to get too large in Canada. We have said all along that we are going to be there long term and we are going to enter into it and take projects that we can complete and be successful at and I think we did that.

And I think we understand it is a short season and we understand that probably moving equipment in and out of the US as we had originally anticipated because of the limited season we had, we weren’t able to do that as efficiently as we had hoped and didn’t see the softness in the US market in the winter that we had anticipated.

So I think that we will have to make some capital investments going into the 2013-2014 season — not extensive investment but build a little more asset base up there so I think we continue to be optimistic about that market.

Rudy Hokanson - Barrington Research - Analyst

Great. It certainly seems like a long term opportunity for you. Just a follow-up on the comments you mentioned earlier, you are seeing a little increased activity for smaller channel crew counts. Is this basin specific in any way or are you just kind of seeing that more broad-based?

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical Company - President and CEO

There are certain markets that I would rather not go into them on the call. But certainly we have done some 2-D work in the Marcellus and we have had some very small 3-D requests in mid-Continent region down into North Texas, and we think there is some 2-D opportunities in some other basins that quite honestly are just difficult to downsize your crew and get to. So that little small crew got off to a great start. They have had a little lull in activity at the tail end of the second quarter, but we have got some things lined up for it and we think that is an equipment platform that we are starting off with 2500 channels and we will just have to see what its expandability is going to be here in the next six months to a year but we think it is a nice fit.

It also has a real strong capability — going back to the micro-seismic, it is a real-time continuous recording system so it moves data real-time so it has some opportunities to help us in that line of business as well.

Rudy Hokanson - Barrington Research - Analyst

Great. Congrats on the quarter and appreciate the answers, Steve.

Operator

Veny Aleksandrov, FIG Partners.

Veny Aleksandrov - FIG Partners - Analyst

Good morning and congratulations. My first question — it was a great quarter in terms of revenue, in terms of utilization, efficiency, third-party charges apparently but if I am reading the numbers correct, there should be some cost control in all of that as well. You really paid attention to costs and even with Canada did very remarkably on the margins. Is this something that you are focused on is the reconfiguration of the crews and can we expect this to continue?

Steve Jumper - Dawson Geophysical Company - President and CEO

We hope so. We talked back at the end of the first quarter conference call, if you recall I made a comment that I am always concerned about revenue but I wasn’t overly concerned about revenue as much as our ability to control costs. And I think we have had some things in place that have helped us do that. Certainly we are more efficient from not just a productivity level but from a personnel or management issue.

I think not just like for the cableless system, you are not waiting a couple of hours to get up and working, you are working right off the bat so fuel burns more efficient. We still struggle a little bit with housing costs particularly in the Permian Basin and I think we have done some things that have helped us address that. Certainly one of the things that we have always dealt with that is a high cost item, we have talked about this in the past, is cable repair issues. And obviously with the reduction and with the increase in the amount of cableless equipment that is helping that cost.

And in addition, you can move your equipment base into areas where you are less likely to have cable issues. So I think there is not just one thing that is working well. I think our people are just executing well currently and we hope that continues.

We are going to have a little bit of, as I mentioned, softness in utilization early in the third quarter. We think that is going to recover quickly, middle of the quarter and is beginning to recover again and certainly not as drastic as we had a year ago, but I think that is something that we are always going to have to deal with from a revenue side is maintaining that utilization rate.

I think our people are just doing a really outstanding job of watching their costs and being as efficient and productive as they can possibly be on a daily basis.

Veny Aleksandrov - FIG Partners - Analyst

Thank you. My second question is on the micro-seismic front and I know that you have been interested in this for a long time. We have talked about it but just looking at what you guys are adding, this is going to bring another (inaudible) to your activity and not only that, but micro-seismic here is linked with engineers and not so much seismic guys, it is going to help you reach more clients and add additional clients. Is this correct?

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical Company - President and CEO

Well, we think so and we think we will be able to offer our services to exploration staff to the E&P companies. We can offer our services to production staff at the E&P companies. We can also offer our services to other service companies, people who are in the analytical business and don’t have acquisition capabilities or people who are focused on boreholes.

We think there is a lot of different ways we can approach that business and like I said earlier, I think it is just one more step of our industry not just our Company, but I think it is one more step for our industry utilizing a lot of different things, multi-component, timelines, various pieces by our technology that quite honestly as an industry in the US and worldwide we think have room to improve and aid what we are all in the business of doing and that is helping our E&P clients find, evaluate and get solid description on these reservoirs whether they be conventional or unconventional.

So I think it is just a natural progression for our industry and our science.

Veny Aleksandrov - FIG Partners - Analyst

Thank you. Congratulations again.

Operator

(Operator Instructions). Rudy Hokanson, Barrington Research.

Rudy Hokanson - Barrington Research - Analyst

Steve, could you just speak a little bit about the mix of third-party revenue and reimbursement? Is that expected to still stay in the range of 65% to 75% going forward in terms of — in looking at the breakout of what will be third-party and what will be direct?

Steve Jumper - Dawson Geophysical Company - President and CEO

Yes, that has certainly been our historical and I am going to rephrase that just to make sure that we don’t have any misunderstanding on the call.

We have historically said that third-party charges, reimbursable charges which are related to services that are necessary but are not services that we provide, those have historically been in the 25% to 35% range as a percentage of overall revenue.

In 2010 and 2011 and particularly in the timeframe when we operated in areas of limited access such as the heavy activity in the Marcellus down through the natural gas shale plays Eastern Oklahoma, Arkansas up through West Virginia that those charges at one point equaled about 50% of our revenue, close to 50% when you coupled with a reduction in overall crew count and impact these third-party charges.

I think we will see that level as we stay in the Western US, stay in the 25% to 35%. It certainly can dip down below that from time to time. It can get above that on a short-term basis. Much of that — whether it is 25% or 35% — could be timing issues related to when a project is pressed and actually completed.

So back East, those were ongoing charges on every project so they carried through on projects in the Western US where you need those services, they are kind of hit and miss so they may not line up exactly with crew completion on a timing basis. So those are reported as they occur.

But I think we will continue to see things in that range certainly for the foreseeable future.

Rudy Hokanson - Barrington Research - Analyst

Okay, thank you very much.

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MAY 07, 2013 / 02:00PM GMT, DWSN - Q2 2013 Dawson Geophysical Earnings Conference Call

Steve Jumper - Dawson Geophysical Company - President and CEO

Thank you, Rudy.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remarks.

Steve Jumper - Dawson Geophysical Company - President and CEO

Thank you, Laura. Certainly would like to thank everyone for participating in our call. Want to thank our clients, our employees and our shareholders for their continued support and trust.

Next week, May 16, we will be in attendance at the Barrington Research Conference in Chicago. We will be at the Enercom London Oil & Gas Conference on June 11 in London and at the end of June, we will be at the Global Hunter Conference in Chicago.

I appreciate everybody listening in. Look forward to speaking with you in 90 days. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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